Exhibit 99.1

Poniard Pharmaceuticals Announces it Will Seek Shareholder

Approval of Reverse Stock Split at Annual Meeting

SAN FRANCISCO, Calif. – April 12, 2011 – Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, announced today that it will seek shareholder approval of an authorization enabling its board of directors, in its discretion, to effect a reverse stock split in the range of 1-for-15 to 1-for-25 shares of common stock. The reverse stock split would provide the Company with a means to cure its minimum bid price deficiency for continued listing on The NASDAQ Capital Market, if such action becomes necessary. The authorization will be voted upon at the annual meeting of shareholders to be held on June 9, 2011.

Poniard today filed preliminary proxy materials with the Securities and Exchange Commission (SEC) and, subject to satisfaction of SEC requirements, intends to provide definitive proxy materials to shareholders in late April. Detailed information about the reverse stock split and other proposals to be voted on at the annual meeting of shareholders will be contained in the definitive proxy statement. Shareholders of Poniard are advised to read the definitive proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information. The definitive proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement by contacting Poniard at 750 Battery Street, Suite 330, San Francisco, CA 94111, Attn: Investor Relations, or at www.poniard.com. Poniard and its officers, directors, employees and certain other persons may be deemed to be participants in the solicitation of proxies of company shareholders in connection with the reverse stock split and other proposals to be voted on at the annual meeting. Information regarding such individuals, their interests in such proposals, and their participation in the solicitation will be set forth in the definitive proxy statement. About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward-Looking Statements

This release contains forward-looking statements describing, among other things, the Company’s plan to seek shareholder authorization of a proposal enabling its board of directors, in its discretion, to effect a reverse stock split in a defined range and the Company’s intention to utilize such reverse stock split as a potential means to regain compliance with The Nasdaq Capital Market minimum bid price requirement. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including actions of the SEC, Nasdaq and the Company’s shareholders and the risks and uncertainties inherent in the Company’s business, including those described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

David Pitts

Argot Partners

(212) 600-1902

david@argotpartners.com

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